                              Registration No. 333-
   As filed with the Securities and Exchange Commission on November 20, 2000
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        CENTRAL VALLEY COMMUNITY BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              CALIFORNIA                              77-0539125
     -------------------------                   -------------------
  (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

                  600 POLLASKY AVENUE, CLOVIS, CALIFORNIA 93612
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                  CLOVIS COMMUNITY BANK 1992 STOCK OPTION PLAN

                            (Full Title of the Plan)


             DANIEL J. DOYLE, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  600 POLLASKY AVENUE, CLOVIS, CALIFORNIA 93612
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (559) 298-1775
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                             STEVEN M. PLEVIN, ESQ.
                              LILLICK & CHARLES LLP
       TWO EMBARCADERO CENTER, SUITE 2700, SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 984-8200

                         CALCULATION OF REGISTRATION FEE

=========================== ======================== ======================== ======================== ========================

  Title of Each Class Of         Amount To Be           Proposed Maximum         Proposed Maximum              Amount of
     Securities To Be            Registered(a)         Offering Price Per       Aggregate Offering          Registration Fee
        Registered                                          Share(b)                 Price(b)
--------------------------- ------------------------ ------------------------ ------------------------ -------------------------
       Common stock              195,200 Shares              $15.93                 $3,109,466                 $820.90
      (No Par Value)
=========================== ======================== ======================== ======================== ========================

(a) The number of shares being registered is the number of shares issuable under outstanding stock options granted under the Clovis Community Bank 1992 Stock Option Plan.
(b) Pursuant to Rule 457(h)(1) the Registration Fee was computed on the basis of the price at which the outstanding stock options may be exercised.
================================================================================

                                     PART I


                     INFORMATION REQUIRED IN THE PROSPECTUS


ITEM 1.  PLAN INFORMATION.


The Registrant, Central Valley Community Bancorp, will send or give the documents containing the information specified in this Item 1. to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Registrant is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.


The Registrant will send or give the documents containing the information specified in Item 2 to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, Registrant is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.


Central Valley Community Bancorp ("Central Valley") hereby incorporates by reference the document listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

(a) Registrant's Current Report on Form 8-K, filed with the Securities & Exchange Commission on November 16, 2000.


Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.


Although Registrant's common stock is registered under Section 12(g) of the Exchange Act, there is no document, as listed in Item 3(c) of Form S-8 describing Registrant's common stock. Accordingly, a description of Registrant's common stock follows:


GENERAL


Central Valley currently has an authorized capitalization of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of these authorized capital shares, 1,303,459 shares of common stock and no shares of preferred stock are currently issued and outstanding. An additional 195,200 shares of Central Valley's common stock is reserved for issuance upon the exercise of outstanding options granted under the Clovis Community Bank 1992 Stock Option Plan. Those stock options were converted, on a share-for-share basis, into options to purchase shares of Central Valley's common stock pursuant to that certain Plan of Reorganization and Merger Agreement by and among Central Valley, Clovis Community Bank and Clovis Merger Co., a California corporation and wholly-owned subsidiary of Central Valley, dated as of April 14, 2000, and pursuant to which Clovis Community Bank became a wholly-owned subsidiary of Central Valley as of November 15, 2000. An additional 195,837 shares of Central Valley's common stock will be reserved for issuance pursuant to the Central Valley Community Bancorp 2000 Stock Option Plan, to be adopted as soon as practicable.


COMMON STOCK


The balance of Central Valley's authorized common stock will be available to be issued when and as the Board of Directors of Central Valley determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The Board of Directors of Central Valley has the authority to issue common shares to the extent of the present number of authorized unissued shares, without obtaining the approval of existing holders of common shares. If additional shares of Central Valley's Common Stock were to be issued, the existing holders of Central Valley shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.


DIVIDEND RIGHTS


The shareholders of Central Valley are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:

-    the corporation's assets equal at least 1 1/4 times its liabilities, and

- the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

It is contemplated that Central Valley will pay cash and stock dividends subject to the restrictions on payment of cash dividends as described above, the earnings of Central Valley, management's assessment of future capital needs, and other factors. Initially, the funds for payment of dividends and expenses of Central Valley are expected to be obtained from dividends paid by its wholly-owned subsidiary, Clovis Community Bank.


VOTING RIGHTS


All voting rights with respect to Central Valley are vested in the holders of Central Valley's common stock.


Holders of Central Valley common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

PREEMPTIVE RIGHTS

Shareholders of Central Valley common stock have no preemptive rights. There are no conversion rights, redemption rights or sinking fund provisions.

LIQUIDATION RIGHTS

Upon liquidation of Central Valley the holders of Central Valley's common stock have the right to receive their pro rata portion of the assets of the Company distributable to shareholders. This is subject, however, to the preferential rights, if any, of the holders of any outstanding senior securities. Presently there are no senior securities outstanding.

PREFERRED STOCK

Central Valley is authorized to issue 10,000,000 shares of preferred stock. The Board of Directors has the authority to establish preferred stock in one or more series and to fix the dividend rights (including sinking fund provisions), redemption price or prices, and liquidation preferences, and the number of shares constituting any series or the designation of such series. Holders of preferred stock will not be held individually responsible, as such holders, for any debts, contracts or engagements of Central Valley, and will not be liable for assessments to correct impairments of the contributed capital of Central Valley. Holders of preferred stock, when and if issued, may become senior to holders of common stock as to dividend, voting, liquidation or other rights. The Board of Directors has no present intention to issue shares of preferred stock.



CENTRAL VALLEY ARTICLES OF INCORPORATION

Central Valley's Articles of Incorporation incorporate provisions which may have the effect of delaying, deferring or preventing a change in control of Central Valley in certain circumstances. Specifically, Central Valley 's Articles of Incorporation provide that the shareholder vote required to approve a Business Combination (as described below) shall be at least 80% of Central Valley 's outstanding shares of voting stock, voting together as a single class. A Business Combination means:

- any merger of Central Valley with or into any other corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley; or
- any sale, lease, exchange or other disposition (in one transaction or series of related transactions) of all or substantially all of the assets of Central Valley to any other corporation, person or other entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley; or
- any sale, lease, exchange or other disposition (in one transaction or a series of related transactions) to Central Valley or any subsidiary of Central Valley of any assets in exchange for voting securities (or securities convertible into or exchangeable for voting securities, or options, warrants or rights to purchase voting securities or securities convertible into or exchangeable for voting securities) constituting 5% or more of the outstanding securities of Central Valley after such exchange by any other corporation, person or entity which is the beneficial owner, directly or indirectly, of 5% or more of the total voting power of the outstanding voting securities of Central Valley; or
- any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of Central Valley's voting securities remaining after any other corporation, person or other entity has acquired 5% or more of the total voting power of the outstanding voting securities of Central Valley.


RESTRICTIONS ON RESALES BY AFFILIATES

Central Valley's common stock issuable in this offering has been registered under the Securities Act of 1933, as amended, but this registration does not cover resales of shares acquired by any Central Valley shareholder who is deemed to be an "affiliate" of Central Valley, that is one who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Central Valley. Affiliates may not sell the shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.


Not Applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 as amended.


Article VI. of the Articles of Incorporation of Central Valley provides for indemnification of agents including directors, officers and employees, through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code. Article V. of Central Valley's Articles of Incorporation further provides for the elimination of director liability for monetary damages to the maximum extent allowed by California law.

Section 48 of Central Valley's Bylaws provides that Central Valley shall indemnify its "agents", as defined in Section 317 of the California Corporations Code, to the full extent permitted by said Section, as amended from time to time, or as permitted by any successor statute to said Section.


Central Valley maintains insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Central Valley would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Central Valley 's Bylaws.



ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.


Not Applicable.

ITEM 8.  EXHIBITS.
5.1      Opinion re: Legality


13       Clovis Community Bank 1999 Annual Report to Shareholders


23.1     Consent of Counsel is included with the opinion re legality as Exhibit
         5.1 to the Registration Statement.

23.2     Consent of Perry-Smith LLP


24.1     Power of attorney

99.1     Clovis Community Bank 1992 Stock Option Plan



ITEM 9.  UNDERTAKINGS.


(a)      The undersigned Registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;


         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clovis, California, on November 15, 2000.

                                           CENTRAL VALLEY COMMUNITY BANCORP

                                           /s/ Daniel J. Doyle ,
                                           --------------------------------
                                           Daniel J. Doyle, President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Daniel J. Doyle                    ,      Director, Principal Executive    November 15, 2000
---------------------------------------                 Officer
Daniel J. Doyle

* David E. Cook                        ,      Director                         November 15, 2000
---------------------------------------
David E. Cook

* Sidney B. Cox                        ,      Director                         November 15, 2000
---------------------------------------
Sidney B. Cox

* Daniel N. Cunningham                 ,      Director                         November 15, 2000
---------------------------------------
Daniel N. Cunningham

* Steven D. McDonald                   ,      Director                         November 15, 2000
---------------------------------------
Steven D. McDonald

* Louis McMurray                       ,      Director                         November 15, 2000
---------------------------------------
Louis McMurray

* Wanda Lee Rogers                     ,      Director                         November 15, 2000
---------------------------------------
Wanda Lee Rogers

* William S. Smittcamp                 ,      Director                         November 15, 2000
---------------------------------------
William S. Smittcamp

* Yoshito Takahashi                    ,      Director                         November 15, 2000
---------------------------------------
 Yoshito Takahashi

* Joseph B. Weirick                    ,      Director                         November 15, 2000
---------------------------------------
Joseph B. Weirick

* Gayle Graham                         ,      Principal Accounting Officer     November 15, 2000
---------------------------------------       and Principal Financial Officer
Gayle Graham

* By:            /s/ Daniel J. Doyle
    ---------------------------------------
    Daniel J. Doyle, as ATTORNEY-IN-FACT.

                                  EXHIBIT INDEX

Exhibit
Number   Description
------   -----------
5.1      Opinion re: Legality


13       Clovis Community Bank 1999 Annual Report to Shareholders


23.1     Consent of Counsel is included with the opinion re legality as Exhibit
         5.1 to the Registration Statement.


23.2     Consent of Perry-Smith LLP

24.1     Power of attorney

99.1     Clovis Community Bank 1992 Stock Option Plan

                                      -9-